Exhibit 99.1



                              [DTCC Letterhead]

                                                          For Immediate Release

CONTACT:  Frederick L. White
          773-380-1600



         DEERFIELD TRIARC CAPITAL CORP. FILES REGISTRATION STATEMENT
                  FOR INITIAL PUBLIC OFFERING OF ITS STOCK


     Chicago, IL, April 8, 2005 - Deerfield Triarc Capital Corp. ("DTCC") announced that it has filed a registration statement with the SEC for the initial public offering of $450 million of its common stock. DTCC expects that a substantial majority of the stock to be offered will be newly issued stock and that the balance will be the stock of selling stockholders. DTCC intends to qualify as a real estate investment trust (REIT) for federal income tax purposes. It invests in a diversified portfolio of real-estate securities and various alternative investments, such as syndicated bank loans, corporate mezzanine loans, and private equity. DTCC is an externally-managed REIT, with Deerfield Capital Management LLC as its manager. DTCC began operations in December 2004.

     Copies of the prospectus for the offering, when available, may be obtained from Credit Suisse First Boston LLC, Eleven Madison Avenue, New York, NY 10010, Deutsche Bank Securities Inc., 60 Wall Street, New York, NY 10005, and UBS Securities LLC, 299 Park Avenue, New York, NY 10171.

     A registration statement relating to these securities has been filed with the Securities and Exchange Commission but has not yet become effective. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This press release shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any state in which such offer to buy nor shall there be any sale of these securities in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state.